UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 24, 2011

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 500, 2030 Hamilton Place Blvd., Chattanooga, TN 37421
(Address of principal executive office, including zip code)

423-855-0001
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On February 24, 2011, CBL & Associates Properties, Inc. (“the Company”) closed on the sale of Oak Hollow Mall in High Point, NC.  The property was sold to High Point University for a gross sales price of $9.0 million.  Net proceeds from the sale were used to repay the outstanding principal balance and accrued interest of $40.3 million on the non-recourse loan secured by the property. This payoff is in accordance with the lender’s agreement to modify the outstanding principal balance and accrued interest to equal the net sales price for the property.  CBL expects to record a gain on the extinguishment of debt of approximately $31.4 million in the first quarter 2011.  The Company expects to also record a loss on impairment of real estate in the first quarter 2011 of approximately $2.7 million to write down the book value of the property to the net sales price. Both the gain on extinguishment of debt and the loss on impairment of real estate will be included in funds from operations.

Item 9.01	Financial Statements and Exhibits

(a)           Financial Statements of Businesses Acquired

Not applicable

(b)           Pro Forma Financial Information

Not applicable

(c)           Exhibits

Not applicable

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana K. Mitchell
Farzana K. Mitchell
Executive Vice President - Finance

Date: February 24, 2011